Exhibit 10.1

VANDA PHARMACEUTICALS INC.
AMENDED AND RESTATED 2016 EQUITY INCENTIVE PLAN:
NOTICE OF PERFORMANCE RESTRICTED STOCK UNIT AWARD
You have been granted units representing shares of Common Stock of Vanda Pharmaceuticals Inc. (the “Company”) on the following terms:
Name of Recipient:    [Name]
Total Number of Units At -
Threshold Performance:    [Number of Shares]
Target Performance:    [Number of Shares]
Maximum Performance:    [Number of Shares]
Date of Grant:    [Date]
Vesting Schedule:    The actual number of Shares to be earned under this award will be determined based on attainment of the performance goals set forth in Exhibit A (the “Performance Goals”), measured over the performance period set forth in Exhibit A (the “Performance Period”). Such goals and the extent to which they have been achieved will be determined by the Committee, in its sole discretion.
    This award may vest on an accelerated basis, as set forth in Exhibit A.
You and the Company agree that these units are granted under and governed by the terms and conditions of the Vanda Pharmaceuticals Inc. Amended and Restated 2016 Equity Incentive Plan, as amended to date (the “Plan”), and the Restricted Stock Unit Award Agreement, both of which are attached to and made a part of this document.
You further agree that the Company may deliver by email all documents relating to the Plan or this award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by email.
Recipient:        Vanda Pharmaceuticals Inc.
        By:
[Name]        Title:

VANDA PHARMACEUTICALS INC.
AMENDED AND RESTATED 2016 EQUITY INCENTIVE PLAN:
RESTRICTED STOCK UNIT AWARD AGREEMENT

Payment for Units	No payment is required for the units that you are receiving.
Vesting
The units vest as shown in the Notice of Performance Restricted Stock Unit Award, provided that you have provided continuous Service (as defined in the Plan) to the Company through the applicable Vesting Date (as defined in Exhibit A). Except as otherwise explicitly provided in Exhibit A, no additional units vest after your Service has terminated for any reason.

Forfeiture
Except as otherwise explicitly provided in Exhibit A, if your Service terminates for any reason then your units will be forfeited to the extent that they have not vested before the termination date. This means that any units that have not vested under this Agreement will be cancelled immediately. You receive no payment for units that are forfeited.
The Company determines when your Service terminates for this purpose.

Settlement of Units
Each unit will be settled on the first trading day that occurs on or after the day when the unit vests. However, each unit must be settled not later than March 15 of the calendar year after the calendar year in which the unit vests.
At the time of settlement, you will receive one share of the Company’s Common Stock for each vested unit. But the Company, at its sole discretion, may substitute an equivalent amount of cash if the distribution of stock is not reasonably practicable due to the requirements of applicable law. The amount of cash will be determined on the basis of the Fair Market Value of the Company’s Common Stock at the time of settlement.

“Permissible Trading Day”
“Permissible Trading Day” means a day that satisfies each of the following requirements:
•    The Nasdaq Global Market is open for trading on that day,
•    You are permitted to sell shares of the Company’s Common Stock on that day without incurring liability under Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”),
•    Under the Company’s Policy Memorandum Concerning Securities Trading, you would be permitted to sell shares of the Company’s Common Stock on that day without reliance on the “Same Day Sale-to-Cover Transactions” exclusion therein, and
•    You are not prohibited from selling shares of the Company’s Common Stock on that day by a written agreement between you and the Company or a third party.

Section 409A
This paragraph applies only if the Company determines that you are a “specified employee,” as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), at the time of your “separation from service,” as defined in those regulations. If this paragraph applies, then any units that otherwise would have been settled during the first six months following your separation from service will instead be settled during the seventh month following your separation from service, unless the settlement of those units is exempt from Section 409A of the Code.

Nature of Units
Your units are mere bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue shares of Common Stock (or distribute cash) on a future date. As a holder of units, you have no rights other than the rights of a general creditor of the Company.

No Voting Rights or Dividends
Your units carry neither voting rights nor rights to cash dividends. You have no rights as a stockholder of the Company unless and until your units are settled by issuing shares of the Company’s Common Stock.

Units Nontransferable	You may not sell, transfer, assign, pledge or otherwise dispose of any units. For instance, you may not use your units as security for a loan.

Withholding Taxes- Default “Net Settlement”
As a condition to acceptance of this Award, to the greatest extent permitted under the Plan and applicable law, except as otherwise permitted below, applicable withholding taxes will be satisfied through the Company withholding shares subject to the Award that would otherwise be issued to you upon settlement of the Award with the Fair Market Value of such shares, determined as of the effective date of the settlement, to be applied to satisfy your tax withholding obligation.
At the Company’s discretion, you may be permitted to elect prior to the vesting event, provided such election is made on a Permissible Trading Day, to make arrangements to satisfy the withholding taxes under one or more of the following alternative methods: (i) withholding from any compensation otherwise payable to you by the Company or an Affiliate, (ii) tendering a cash payment (which may be in the form of a check, electronic wire transfer or other method permitted by the Company) or (iii) the sale of a number of the shares subject to the Award and the remittance of the cash proceeds of such sale to the Company, pursuant to a “same day sale” (and pursuant to which you would authorize the Company to make payment from the cash proceeds of this sale directly to the appropriate taxing authorities in an amount equal to the withholding taxes.. It is the Company’s intent that any “same day sale” to cover withholding taxes transaction requirement imposed by the Company on you herein comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and be interpreted to comply with the requirements of Rule 10b5-1(c). Additionally, if for any reason, the “net settlement” commitment does not result in sufficient proceeds to satisfy the withholding taxes, the Company or an Affiliate may, in its sole discretion, satisfy all or any portion of the withholding taxes by one or more of the foregoing alternative methods. Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company shall have no obligation to deliver to you any Common Stock. Withholding taxes shall be equal to the Company’s required tax withholding obligations using the maximum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income or, solely with respect to federal income tax, such lower withholding rate as you instruct the Company to use in a written notice delivered to the Company on a Permissible Trading Day.

Restrictions on Resale
You agree not to sell any shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Employment at Will	Your award or this Agreement does not give you the right to be retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of your units will be adjusted accordingly, as the Company may determine pursuant to the Plan.
Beneficiary Designation
You may dispose of your units in a written beneficiary designation. A beneficiary designation must be filed with the Company on the proper form. It will be recognized only if it has been received at the Company’s headquarters before your death. If you file no beneficiary designation or if none of your designated beneficiaries survives you, then your estate will receive any vested units that you hold at the time of your death.

Effect of Merger
If the Company is a party to a merger, consolidation or reorganization, then your units will be subject to the applicable provision of the Plan, provided that any action taken must either (a) preserve the exemption of your units from Section 409A of the Code or (b) comply with Section 409A of the Code.

Recoupment Policy	This award, and the shares acquired upon settlement of this award, shall be subject to any Company recoupment or clawback policy in effect from time to time.
Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to its choice-of-law provisions).
The Plan and Other Agreements
The text of the Plan is incorporated in this Agreement by reference.
The Plan, this Agreement, the Notice of Performance Restricted Stock Unit Award and your Employment Agreement constitute the entire understanding between you and the Company regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement between the parties.

BY SIGNING THE COVER SHEET OF THIS AGREEMENT, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

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